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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
BRAC Global Automotive Inc.
Placentia, CA

We have audited the accompanying balance sheet of BRAC Global Automotive Inc, (the “Company") as of June 30, 2014, and the related statements of operations, changes in stockholders' deficit and cash flows for the period from June 6, 2014 (Inception) through June 30, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2014, and the results of its operations and its cash flows for the period from June 6, 2014 (Inception) through June 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of business, realization of assets, and liquidation of liabilities in the ordinary course of business. As discussed in Note 2 to the financial statements, the Company is newly formed and has limited operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone Bailey, LLP
www.malonebailey.com
Houston, Texas

November 14, 2014

BRAC Global Automotive, Inc.

Balance Sheet

June 30, 2014
Assets
Current assets:
Cash	$-
Total Current Assets	-

Intangible assets	1

Total assets	$1

Liabilities and Stockholders’ Deficit

Current liabilities:
Account payables	$10,864
Total Current Liabilities	10,864
Total Liabilities	10,864

Stockholders’ deficit:
Series A preferred stock , $0.0001 par value, 1,000,000 shares authorized, none issued and outstanding at June 30, 2014	-
Series B preferred stock, $0.0001 par value, 500,000 shares authorized, 12,000 shares issued and outstanding at June 30, 2014	1
Series C preferred stock, $0.0001 par value, 500,000 shares authorized, none issued and outstanding at June 30, 2014	-
Common stock ,$0.0001 par value, 100,000,000 shares authorized, none issued and outstanding at June 30, 2014	-
Accumulated deficit	(10,864)

Total stockholders’ deficit	(10,863)

Total liabilities and stockholders’ deficit	$1

See accompanying notes to financial statements

BRAC Global Automotive, Inc.

Statement of Operations

July 6 , 2014 (inception)
Through
June 30, 2014
Expenses
General and administrative expenses	$10,864
Total expenses	10,864

Net loss	$(10,864)

Basic and diluted loss per share	N/A
Weighted average number of common shares outstanding
Basic and diluted	N/A

See accompanying notes to financial statements

BRAC Global Automotive, Inc.

Statement of Stockholders’ Deficit

Period from June 6, 2014 (inception) to June 30, 2014

	Preferred Stock		Preferred Stock		Preferred Stock				Additional
	Series A		Series B		Series C		Common Stock		Paid- in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, June 6, 2014 (Inception)	-	$-	-	$-	-	$-	-	$-	$-	$-	$-
Preferred class B shares issued for use of license	-	-	12,000	1	-	-	-	-	-	-	1
Net loss	-	-	-	-	-	-	-	-	-	(10,864)	(10,864)
Balance, June 30, 2014	-	$-	12,000	$1	-	$-	-	$-	$-	$(10,864)	$(10,863)

See accompanying notes to financial statements

BRAC Global Automotive, Inc.

Statement of Cash flows

June 6, 2014 (Inception)
Through
June 30, 2014
Cash flows from operating activities:
Net loss	$(10,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Account payables	10,864
Net cash used in operating activities	-

Net increase (decrease) in cash	-
Cash at beginning of period	-

Cash at end of period	$-

Supplemental cash flow information
Interest paid	$-
Income tax paid	$-

Non cash investing activity
Preferred Series B stock issued for intangible asset	$1

See accompanying notes to financial statements

BRAC Global Automotive, Inc.

Notes to Financial Statements
June 30, 2014

1)	Organization and Summary of Significant Accounting Policies

(a)	Organization

BRAC Global Automotive, Inc. (the “Company” or “BRAC”), incorporated in the State of Nevada on June 6, 2014, has been engaged in distributing a commercial alternative fuel vehicle. BRAC is focused on bringing relative alternative vehicle choices to the global automotive market that currently includes commercial class 1 ~ 3 vehicles fitted with compressed natural gas (“CNG”), which is also available to retail customers, and distribution of all-electric transit buses to primarily cities/municipalities and the General Service Administration. Additionally, the Company is currently in discussion with several other domestic and foreign vehicle manufacturers regarding the distribution of their vehicles in both the US and other global markets.

(b)	Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

(d)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In accordance with ASC Subtopic 740-10, Income Taxes - Overall, the Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company reports tax-related interest and penalties in other expenses.

BRAC Global Automotive, Inc.

Notes to Financial Statements
June 30, 2014

1)	Organization and Summary of Significant Accounting Policies

(e)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(f)	Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosures about fair value measurements. The guidance clarifies that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC Topic 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as quoted prices in active markets; Level 2, defined as observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3, defined as unobservable inputs about which little or no market data exist, therefore requiring an entity to develop its own assumptions.

(g)	Recently Issued Accounting Pronouncements
In June 2014, the Company elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

2)	Going concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future We have incurred net losses of $10,864 from our inception on June 6, 2014 to June 30, 2104 and have completed only the preliminary stages of our business plan.  We anticipate incurring additional losses before realizing any revenues and will depend on additional financing in order to meet our continuing obligations and ultimately, to attain profitability.  These reasons raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management anticipates financing operating costs over the next twelve months with loans and/or private placement of common stock. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

3)	Preferred Stock – related party

On June 30, 2014, the Company issued 1,000 Convertible Series B Preferred stock for the rights to use a Vehicle Distribution Assets held by a SenTen Inc. which the Founders of the Company are also directors and management of SenTen Inc. The Series B Preferred Series are convertible into the Company’s common stock at a ratio of 1 common share for each 1 share of Series B Preferred Stock for a period of 60 months. The Series B Preferred shares have a fair value of $0.0001 per share and the fair value was accounted for as a license expense. (see footnote 4)

BRAC Global Automotive, Inc.

Notes to Financial Statements
June 30, 2014

3)	Preferred Stock – related party (continued)

The Company has fully satisfied its first year payment obligation in connection with its exclusive right to use the Vehicle Distribution Assets by issuing 1,000 Convertible Series B Preferred stock of the Company on June 30, 2014 .

By issuing an additional 1,000 Convertible Series B Preferred stock of the Company on June 30, 2014, the Company has also secured its option to acquire the Vehicle Distribution Assets for an agreed upon consideration amount during the ten (10) year term of the exclusive license arrangement.
On June 30, 2014, the Company issued 10,000 Convertible Series B Preferred Stock with fair value of $1 as its consideration for assignment of the trade name "StarPoint USA" and for the assignment of the GP Factory Direct Representative Agreement for distribution of their all-electric transit buses.  Pursuant to the GP Factory Direct Representative Agreement, the Company has the exclusive right to distribute GP GreenPower's products, including its all-electric transit buses, in Texas, Oklahoma, New Mexico, Louisiana, Mississippi, Puerto Rico, as well as other accounts that the Company may develop and GP GreenPower may agree in writing. The Series B Preferred Stock are convertible into the Company’s common stock at a ratio of 1 common share for each 1 share of Series B Preferred Stock for a period of 60 months.

In connection with the above-referenced transaction, the Company has acquired the trade name “StarPoint USA” to be used in its business operations.

4)	Commitments

Pursuant to a License Agreement entered into as of June 30, 2014, for the exclusive right to use certain Vehicle Distribution Assets for a term of ten (10) years, the Company agreed to pay the third party an annual fee of One Thousand (1,000) share of Series B Preferred Stocks of the Company, as well as a quarterly license fee of 0.02% of the Company's gross revenue based on the figures recorded on its books.   Pursuant to the License Agreement, the Company is also responsible for upkeep and maintenance of the operating system at its own cost and expense.  Pursuant to this agreement, the Company has also issued One Thousand (1,000) shares of Series B Preferred Stocks to acquire an option to obtain the Vehicle Distribution Assets for an agreed  to amount during the term of the agreement.

5)	Income Tax

The cumulative net operating loss carry-forward is $10,864 at June 30, 2014 and will expire in the years 2021.  The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows as of June 30, 2014:

2014
Deferred tax asset attributable to:
Net operating loss carryover	3,694
Valuation allowance	(3,694)
Net deferred tax asset	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

BRAC Global Automotive, Inc.

Notes to Financial Statements
June 30, 2014

6)	Subsequent Events

The Company has evaluated subsequent events through November 14, 2014, the date at which the financial statements were available to be issued, and has identified the following:

The Company sold 1,008,000 units of common stock at a purchase price of $0.001 per unit. Each unit consist of ten (10) shares of common stock of the Company, par value $0.0001 and 1 warrant to purchase common stock at a purchase price of $5.00 per share for three years.  From July 1, 2014 through October 28, 2014 the Company issued 10,080,000 common shares for proceeds of $1,008 and granted 1,008,000 warrants with the above terms. Of which  8,000,000 were sold to founders for $800.

On July 1, 2014, the Company entered into an employment agreement with Ben Rainwater, the President & CEO of the Company for a period of five (5) years with an annual base salary of $395,000 for the first year, $427,000 for the second year, $461,000 for the third year, $498,000 for the fourth year, and $537,000 for the fifth year of his employment.  Mr. Rainwater is also eligible to participate in the performance bonus plan, to receive stock options, and other benefits which are commensurate for corporate executives.

On July 1, 2014, the Company entered into an employment agreement with Agnes Cha Han, the SVP and General Counsel of the Company for a period of five (5) years with an annual base salary of $300,000 for the first year, $324,000 for the second year, $350,000 for the third year, $378,000 for the fourth year, and $408,000 for the fifth year of her employment.  Agnes Cha Han is also eligible to participate in the performance bonus plan, to receive stock options, and other benefits which are commensurate for corporate executives.

On July 9, 2014, the Company issued to a SenTen, Inc., which the Founders of the Company are also directors and management of SenTen Inc., a 5% Convertible Debenture in the amount of $50,000. This Debenture bears an interest rate of five percent (5%) per annum with a maturity date of July 9, 2016. The Holder of this Note has the right to convert any unpaid balance into shares of Preferred Series B Stock of the Company at the price of $10 per share.

The Company also entered into a License and Access Agreement on July 9, 2014 in order to secure its base facility for its business operation and for utilization of its Demo Truck for the Company's Hercules CNG business operation. The Company shall pay SenTen $2,500 per month earlier of from August 1, 2014 through October 31, 2014, or BRAC receipt of its initial funding, for access the warehouse and facility occupied by SenTen, in order to secure its base facility for its business operation and for utilization of its Demo Truck for the Company's Hercules CNG business operation.